Exhibit 10.1

STOCKHOLDER AGREEMENT

This Stockholder Agreement (this “Agreement”) is dated and effective as of March 15, 2024 and entered into by and among Starco Brands, Inc., a Nevada corporation (the “Company”), YL Management LLC as the successor Stockholder Representative (the “Successor Stockholder Representative”) of the former stockholders of Soylent Nutrition, Inc., a Delaware corporation (“Soylent”) under the Merger Agreement (as defined below), and certain holders of Acquiror Common Stock which are signatories to this Agreement as set forth on the signature pages below (the “Consenting Stockholders” and, together with the Company and the Successor Stockholder Representative, the “Parties”) and which were previously holders of shares of preferred stock of Soylent. Except as otherwise indicated in this Agreement, capitalized terms used but not defined herein shall have the meanings set forth in Article I of the Merger Agreement (as defined below).

Recitals

WHEREAS, reference is made to the Agreement and Plan of Merger, dated as of February 14, 2023 (the “Merger Agreement”), by and among the Company, Starco Merger Sub I Inc., a Delaware corporation (“Merger Sub”), Soylent, and Hamilton Start, LLC, a California limited liability company, solely in its capacity as the representative of the former stockholders of Soylent in connection with the Merger Agreement (the “Original Stockholder Representative”);

WHEREAS, Section 2.10 of the Merger Agreement contemplates a potential adjustment of the Closing Merger Consideration which is comprised of Acquiror Common Stock (as more described therein, the “Share Adjustment”) if the trading price of Acquiror Common Stock at the close of trading on the trading day immediately prior to the Adjustment Date is less than $0.35 per share;

WHEREAS, due to the Acquiror’s trading market and trading patterns, the Consenting Stockholders desire, as it applies to their respective rights under the Merger Agreement, and the Parties hereby agree to revise the calculation for the Consenting Stockholders’ respective pro rata share of the Share Adjustment to utilize a customary 30-day volume weighted trading average;

WHEREAS, in addition to revising the calculation to the Adjustment Trading Price, the Parties wish to revise the Share Adjustment calculations in Section 2.10 of the Merger Agreement and hereby agree to bi-furcate the Consenting Stockholders’ respective pro rata share of the Share Adjustment and to defer calculation of half of their pro rata share of the Share Adjustment as outlined below;

WHEREAS, on February 29, 2024, the Requisite Company Major Stockholders (i) removed the Original Stockholder Representative as the representative of the former stockholders of Soylent in connection with the Merger Agreement and (ii) appointed YL Management LLC as the Successor Stockholder Representative, and such appointment became effective on March 11, 2024, in accordance with Section 10.01(c) of the Merger Agreement; and

WHEREAS, each of the Acquiror, the Consenting Stockholders and the Successor Stockholder Representative desire to agree to amend the Merger Agreement as it relates to the Consenting Stockholders’ rights relating to the Share Adjustment on the terms and conditions as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herin, and for other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Agreement

1. Amendment of Section 1.01 of the Merger Agreement. Section 1.01 of the Merger Agreement is amended as it applies only the Consenting Stockholders as follows:

(a) The definition of “Adjustment Date” shall be deleted in its entirety.

(b) The definition of “Share Adjustment” shall be deleted in its entirety.

(c) The definition of “Adjustment Shares” shall be amended and restated in its entirety as follows:

““Adjustment Shares” shall mean the First Adjustment Shares and the Second Adjustment Shares.”

(d) The definition of “Adjustment Trading Price” shall be amended and restated in its entirety as follows:

““Adjustment Trading Price” has the meaning set forth in Section 2.10(a).”

(e) The definition of “Final Merger Consideration” shall be amended and restated in its entirety as follows:

““Final Merger Consideration” means the Closing Merger Consideration as adjusted for any Contingent Consideration received (if any), including the Net Adjustment Amount, the receipt of any Holdback Amount in accordance with this Agreement, the First Share Adjustment and the Second Share Adjustment.”

2. Amendment of Section 1.01 of the Merger Agreement. Section 1.01 of the Merger Agreement is amended as it applies only to the Consenting Stockholders to insert the following definitions:

(a) immediately prior to the definition of “Accredited Investor”:

““30-day VWAP” means the VWAP of Acquiror Common Stock for the thirty (30) trading days ending on the trading day immediately preceding the date of determination of the 30-day VWAP.”

(b) immediately following the definition of “Financial Statements”:

““First Adjustment Date” has the meaning set forth in Section 2.10(a).”

(c) immediately following the definition of “First Adjustment Date”:

““First Adjustment Shares” has the meaning set forth in Section 2.10(a).”

(d) immediately following the definition of “First Adjustment Shares”:

““First Share Adjustment” has the meaning set forth in Section 2.10(a).”

(e) Immediately following the definition of “SEC”:

““Second Adjustment Date” has the meaning set forth in Section 2.10(b).”

(f) immediately following the definition of “Second Adjustment Date”:

““Second Adjustment Shares” has the meaning set forth in Section 2.10(b).”

(g) immediately following the definition of “Second Adjustment Date”:

““Second Share Adjustment” has the meaning set forth in Section 2.10(b).”

(h) Immediately following the definition of “Third Party Claim”:

““Total Trading Value” is calculated by taking the total number of shares of Acquiror Common Stock traded in a single trading transaction multiplied by the price of such trading transaction, and summing each such amount for the applicable thirty (30) trading day period.”

(i) Immediately following the definition of “Voting Agreement”:

““VWAP” means, for all trades during the applicable thirty (30) trading day period, the moving volume-weighted average price per share of Acquiror Common Stock traded on the OTCQB, OTCQX, NYSE or NASDAQ trading markets, which for the avoidance of doubt shall be calculated as the Total Trading Value divided by the total number of shares of Acquiror Common Stock traded.”

3. Amendment of Section 2.10 of the Merger Agreement. Section 2.10 of the Merger Agreement is amended and restated in its entirety as it relates to the Consenting Stockholders as follows:

“2.10 Share Adjustment.

(a) First Adjustment. On February 15, 2024 (the “First Adjustment Date”), if the 30-day VWAP on the First Adjustment Date is less than $0.35 per share (the “Adjustment Trading Price”), then, as a purchase price adjustment, Acquiror shall issue to Company Preferred Stockholders (including, for such purposes, Hamilton) (such issuance, if any, the “First Share Adjustment”), at no additional cost, additional shares of Acquiror Common Stock based on the following formula:

((V/X) – C) * 0.5 = Z

Where:

V = an amount equal to the sum of (i) the Closing Merger Consideration, plus (ii) the Holdback Amount, plus (iii) any positive Net Adjustment Amount, if any, minus (iv) any negative Net Adjustment Amount.

X = the 30-day VWAP of Acquiror Common Stock calculated as of the end of the trading day immediately prior to the First Adjustment Date.

C = the aggregate number of shares of Acquiror Common Stock issued to the Company Preferred Stockholders under this Agreement as of immediately prior to the First Adjustment Date (including, for such purposes, the Hamilton Distribution).

Z = the number of additional shares of Acquiror Common Stock to be issued to the Company Preferred Stockholders and Hamilton in respect of the Hamilton Distribution (the “First Adjustment Shares”); provided, that Acquiror shall issue to the Company Preferred Stockholders that number of additional shares of Acquiror Common Stock (based on the Adjustment Trading Price) equal to the aggregate amount of all Tax liabilities (including with respect to the First Adjustment Shares that are recharacterized as imputed interest for federal or any applicable state income tax purposes) incurred by the Company Preferred Stockholders as a result of the issuance of such First Share Adjustment on the First Adjustment Date, which amount shall be mutually determined by the Stockholder Representative and Acquiror acting in good faith; and (ii) provided, further, that the issuance of any First Adjustment Shares to Hamilton in respect of the Hamilton Distribution shall be subject to and conditional upon payment in full of such amounts required to be paid by Hamilton or its Affiliates under the terms of the Amended Letter Agreement. For the avoidance of doubt, (A) if X is $0.35 or greater, then X will equal to 1 and (B) any First Adjustment Shares to be issued to Hamilton under this Section 2.10(a) shall be issued in a manner that complies with Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(5)(iv). The First Share Adjustment, if any, will be treated as an adjustment to the Final Merger Consideration for Tax purposes, unless otherwise required by applicable Law.

(b) Second Adjustment. On May 15, 2025 (the “Second Adjustment Date”), if the 30-day VWAP on the Second Adjustment Date is less than the Adjustment Trading Price, then, as a purchase price adjustment, Acquiror shall issue to Company Preferred Stockholders (including, for such purposes, Hamilton) (such issuance, if any, a “Second Share Adjustment”), at no additional cost, additional shares of Acquiror Common Stock based on the following formula:

(V/X) – C = Z

Where:

V = an amount equal to the sum of (i) the Closing Merger Consideration, plus (ii) the Holdback Amount, plus (iii) any positive Net Adjustment Amount, if any, minus (iv) any negative Net Adjustment Amount, plus (v) the First Adjustment Shares.

X = the 30-day VWAP of Acquiror Common Stock calculated as of the end of the trading day immediately prior to the Second Adjustment Date.

C = the aggregate number of shares of Acquiror Common Stock issued to the Company Preferred Stockholders under this Agreement as of immediately prior to the Second Adjustment Date (including, for such purposes, the Hamilton Distribution and the First Adjustment Shares).

Z = the number of additional shares of Acquiror Common Stock to be issued to the Company Preferred Stockholders and Hamilton in respect of the Hamilton Distribution (the “Second Adjustment Shares”); provided, that Acquiror shall issue to the Company Preferred Stockholders that number of additional shares of Acquiror Common Stock (based on the Adjustment Trading Price) equal to the aggregate amount of all Tax liabilities (including with respect to the Second Adjustment Shares that are recharacterized as imputed interest for federal or any applicable state income tax purposes) incurred by the Company Preferred Stockholders as a result of the issuance of such Second Share Adjustment on the Second Adjustment Date, which amount shall be mutually determined by the Stockholder Representative and Acquiror acting in good faith; and (ii) provided, further, that the issuance of any Second Adjustment Shares to Hamilton in respect of the Hamilton Distribution shall be subject to and conditional upon payment in full of such amounts required to be paid by Hamilton or its Affiliates under the terms of the Amended Letter Agreement. For the avoidance of doubt, (A) if X is $0.35 or greater, then X will equal to 1 and (B) any Second Adjustment Shares to be issued to Hamilton under this Section 2.10(a) shall be issued in a manner that complies with Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(5)(iv). The Second Share Adjustment, if any, will be treated as an adjustment to the Final Merger Consideration for Tax purposes, unless otherwise required by applicable Law.

(c) Following the First Adjustment Date, but prior to the Second Adjustment Date, in the event that Acquiror enters into any merger, consolidation, combination, recapitalization or reorganization pursuant to which Acquiror Common Stock is exchanged for securities of any other entity, then in any exchange ratio, the number of shares of Acquiror Common Stock which may be further allocated to Company Preferred Stockholders and Hamilton in consideration of the contingent Second Share Adjustment, shall be determined by mutual agreement of the Successor Stockholder Representative and Acquiror acting in good faith.”

4. Amendments. This Agreement may be amended by the written consent of (i) the Company and (ii) Consenting Stockholders holding a majority of Acquiror Common Stock held by all Consenting Stockholders.

5. Nullification of this Agreement. The Parties agree that if, within 60 days of the date of this Agreement: (i) [REDACTED], (ii) [REDACTED], (iii) [REDACTED], (iv) [REDACTED], and (v) [REDACTED], then this Agreement shall be rendered null and void and the Company shall be obligated to immediately issue the Adjustment Shares to the Consenting Stockholders in accordance with Section 2.10 of the Merger Agreement without regard to any of the amendments set forth in Sections 1-3 herein purporting to amend Section 2.10 of the Merger Agreement.

6. Remainder of the Merger Agreement Unaffected; Miscellaenous. Except as expressly amended, modified, waived or revised by this Agreement, all terms and provisions of the Merger Agreement as it relates to the Consenting Stockholders shall be unchanged and remain in full force and effect. Sections 10.03 through 10.12, Section 10.14, and Section 10.16 of the Merger Agreement are incorporated by reference herein, mutatis, mutandis.

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